As filed with the Securities and Exchange Commission on March 7, 2007

811-22022

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT TO FORM N-8A

NOTIFICATION OF AMENDMENT TO REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it is amending its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of amendment submits the following information:

Name:	Advent/Claymore Global Convertible Securities & Income Fund

Address of Principal Business Office:

2455 Corporate West Drive

Lisle, Illinois 60532

Telephone Number:

(630) 505-3700

Name and address of agent for service of process:

Nicholas Dalmaso

Claymore Advisors, LLC

2455 Corporate West Drive

Lisle, Illinois 60532

With copies of Notices and Communications to:

Philip H. Harris

Thomas A. Hale

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

and

Rodd Baxter
Advent Capital Management, LLC
1065 Avenue of the Americas, 31st Floor
New York, New York 10018

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [ X ] NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle in the State of Illinois on the 7th day of March, 2007.

ADVENT/CLAYMORE GLOBAL CONVERTIBLE SECURITIES & INCOME FUND

By:	/s/ Nicholas Dalmaso
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Nicholas Dalmaso
Sole Trustee
Attest:	/s/ Nicholas Dalmaso
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Nicholas Dalmaso
Sole Trustee

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